Exhibit 99.1

For Immediate Release

Ignite Restaurant Group Reports Fourth Quarter 2015 Financial Results

Houston, TX—(BUSINESS WIRE)—March 3, 2016 - Ignite Restaurant Group (NASDAQ: IRG) today reported financial results for the fourth quarter and fiscal year ended December 28, 2015.

Highlights for the fourth quarter of 2015 were as follows:

●	Total revenues were $93.3 million, compared to $97.9 million in the fourth quarter of 2014;
●	Comparable restaurant sales decreased 2.8% at Brick House Tavern + Tap and decreased 2.9% at Joe’s Crab Shack;
●	Loss from continuing operations was $19.1 million, or $0.74 per diluted share, compared to $33.5 million, or $1.30 per diluted share in the fourth quarter of 2014; and
●	Adjusted loss from continuing operations (a non-GAAP measure) was $7.5 million, or $0.29 per diluted share, compared to $7.9 million, or $0.31 per diluted share in the fourth quarter of 2014.

Highlights for the fiscal year of 2015 were as follows:

●	Total revenues were $492.0 million, compared to $503.5 million in 2014;
●	Comparable restaurant sales increased 1.0% at Brick House Tavern + Tap and decreased 4.5% at Joe’s Crab Shack;
●	Loss from continuing operations was $24.9 million, or $0.97 per diluted share, compared to $33.4 million, or $1.30 per diluted share in 2014; and
●	Adjusted loss from continuing operations (a non-GAAP measure) was $4.3 million, or $0.17 per diluted share, compared to $5.0 million, or $0.19 per diluted share in 2014

Robert S. Merritt, Chief Executive Officer of Ignite Restaurant Group, stated, “We continued to experience declining sales at Joe’s during the fourth quarter and we also began to see sales declines at Brick House later in the year. In order to reverse the negative sales trends, we have narrowed the focus of the operations team to three core areas that we believe provide the best opportunity to increase sales and operating margins in both brands– execution, people, and food. We believe that these core areas are critical to making sure that we are providing a more consistent dining experience for our guests including high quality food and excellent service on every visit. We also initiated several new weekday value programs at Joe’s, including All-You-Can-Eat crab on Wednesdays, which have contributed to increases in comparable sales and guest traffic in sequential periods at Joe’s since being rolled out system-wide in mid-November.”

Review of Fourth Quarter 2015 Operating Results

Total revenues were $93.3 million in the fourth quarter of 2015, a decrease of 4.7% compared to $97.9 million in the fourth quarter of last year.

●	Revenues at Joe’s Crab Shack were $74.1 million during the fourth quarter of 2015 versus $80.0 million in the prior year fourth quarter. Comparable restaurant sales at Joe’s Crab Shack decreased 2.9%.
●

Revenues at Brick House Tavern + Tap were $19.2 million in the fourth quarter of 2015 compared to $17.9 million in the prior year fourth quarter. Comparable restaurant sales at Brick House Tavern + Tap decreased 2.8%.

Loss from continuing operations for the fourth quarter of 2015 was $19.1 million, or $0.74 per diluted share. The Company’s loss from continuing operations for the fourth quarter of 2015 included a $7.5 million deferred tax valuation allowance, a $5.5 million non-cash impairment charge, a $1.0 million write-off of debt issuance costs and debt discount, and $0.3 million of costs related to conversions, remodels and closures. Excluding the impact of these items, adjusted loss from continuing operations and adjusted loss from continuing operations per diluted share (which are non-GAAP financial measures), net of tax, were $7.5 million and $0.29, respectively, in the fourth quarter of 2015.

Loss from continuing operations for the fourth quarter of 2014 was $33.5 million, or $1.30 per diluted share. The Company’s loss from continuing operations for the fourth quarter of 2014 included a $25.6 million deferred tax valuation allowance. Excluding the impact of this item, adjusted loss from continuing operations and adjusted loss from continuing operations per diluted share (which are non-GAAP financial measures), net of tax, were $7.9 million and $0.31, respectively, in the fourth quarter of 2014.

Development

During the fourth quarter of 2015, the Company closed one Joe's restaurant, which will be converted to a Brick House, and opened one Joe's franchise restaurant in Dubai, U.A.E. For the year, the Company opened two Brick House restaurants and closed nine Joe's restaurants, of which three were converted to Brick Houses and opened in the first quarter of 2016. The three converted Brick House restaurants are located in Latham, NY, Sugarland, TX, and Methuen, MA.

Liquidity

At December 28, 2015, the Company had $7.8 million of cash and approximately $26.4 million of available borrowing capacity under its current credit facility. The Company was in compliance with the financial covenants under the credit facility.

Conference Call

Ignite will host a conference call to discuss fourth quarter financial results today at 5:00 PM Eastern Standard Time. Hosting the call will be Robert S. Merritt, Chief Executive Officer and Brad Leist, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-839-7875 or for international callers by dialing 913-312-0408. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 4357030. The replay will be available until Thursday, March 10, 2016. The call will also be webcast live from the Company's website at www.igniterestaurants.com under the “Investors” section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc., headquartered in Houston, Texas, operates a portfolio of restaurant concepts, including Joe's Crab Shack and Brick House Tavern + Tap, in a diverse set of markets across the United States. Each brand offers a variety of high-quality food in a distinctive, casual, high-energy atmosphere. For more information on Ignite and its distinctive brands, visit www.igniterestaurants.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Such statements include, but are not limited to, statements regarding the scheduled conversions of restaurants, the anticipated growth of Brick House Tavern + Tap, and our effective tax rate.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Form 10-K for the year ended December 28, 2015 (which can be found at the SEC’s website www.sec.gov). Each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Results of Operations

The following tables present the consolidated statements of operations and selected other data for the thirteen and fifty-two weeks ended December 28, 2015 and December 29, 2014, and selected consolidated balance sheet information as of December 28, 2015 and December 29, 2014:

Consolidated Statements of Operations	Thirteen Weeks Ended December 28, 2015		Thirteen Weeks Ended December 29, 2014
	(In thousands, except percent and per share data)

Revenues	$93,298	100.0%	$97,858	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	30,112	32.3%	31,846	32.5%
Labor expenses	30,212	32.4%	30,297	31.0%
Occupancy expenses	9,655	10.3%	10,062	10.3%
Other operating expenses	20,274	21.7%	19,154	19.6%
General and administrative	7,263	7.8%	9,012	9.2%
Depreciation and amortization	5,663	6.1%	6,246	6.4%
Pre-opening costs	391	0.4%	827	0.8%
Asset impairments and closures	5,662	6.1%	26	0.0%
Loss on disposal of assets	435	0.5%	509	0.5%
Total costs and expenses	109,667	117.5%	107,979	110.3%
Loss from operations	(16,369)	(17.5)%	(10,121)	(10.3)%
Interest expense, net	(4,801)	(5.1)%	(3,839)	(3.9)%
Loss from continuing operations before income taxes	(21,170)	(22.7)%	(13,960)	(14.3)%
Income tax expense (benefit)	(2,074)	(2.2)%	19,527	20.0%
Loss from continuing operations	(19,096)	(20.5)%	(33,487)	(34.2)%
Loss from discontinued operations, net	(1,223)	(1.3)%	(15,034)	(15.4)%
Net loss	$(20,319)	(21.8)%	$(48,521)	(49.6)%

Basic and diluted net loss per share data:
Net loss per share
Basic and diluted
Loss from continuing operations	$(0.74)		$(1.30)
Loss from discontinued operations, net	$(0.05)		$(0.59)
Net loss	$(0.79)		$(1.89)
Weighted average shares outstanding
Basic and diluted	25,769		25,673

Consolidated Statements of Operations	Fifty-Two Weeks Ended December 28, 2015		Fifty-Two Weeks Ended December 29, 2014
	(In thousands, except percent and per share data)

Revenues	$492,044	100.0%	$503,508	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	154,270	31.4%	163,407	32.5%
Labor expenses	142,209	28.9%	142,662	28.3%
Occupancy expenses	40,890	8.3%	39,401	7.8%
Other operating expenses	95,384	19.4%	94,086	18.7%
General and administrative	30,523	6.2%	38,669	7.7%
Depreciation and amortization	25,831	5.2%	23,901	4.7%
Pre-opening costs	927	0.2%	2,799	0.6%
Asset impairments and closures	10,497	2.1%	1,980	0.4%
Loss (gain) on disposal of assets	(121)	(0.0)%	1,340	0.3%
Total costs and expenses	500,410	101.7%	508,245	100.9%
Loss from operations	(8,366)	(1.7)%	(4,737)	(0.9)%
Interest expense, net	(16,363)	(3.3)%	(12,521)	(2.5)%
Gain (loss) on insurance settlements	(428)	(0.1)%	89	0.0%
Loss from continuing operations before income taxes	(25,157)	(5.1)%	(17,169)	(3.4)%
Income tax expense (benefit)	(308)	(0.1)%	16,213	3.2%
Loss from continuing operations	(24,849)	(5.1)%	(33,382)	(6.6)%
Loss from discontinued operations, net	(21,516)	(4.4)%	(20,167)	(4.0)%
Net loss	$(46,365)	(9.4)%	$(53,549)	(10.6)%

Basic and diluted net loss per share data:
Net loss per share
Basic and diluted
Loss from continuing operations	$(0.97)		$(1.30)
Loss from discontinued operations, net	$(0.84)		$(0.79)
Net loss	$(1.80)		$(2.09)
Weighted average shares outstanding
Basic and diluted	25,731		25,659

Selected Consolidated Balance Sheet Information	December 28, 2015	December 29, 2014
	(In thousands)
Cash and cash equivalents	$7,817	$20,564
Total assets	207,371	327,720
Long term debt (including current portion)	126,922	162,702
Total liabilities	200,758	276,421
Total stockholders' equity	6,613	51,299

	Thirteen Weeks Ended		Thirteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	December 28, 2015		December 29, 2014		December 28, 2015		December 29, 2014
	(dollars in thousands)
Selected Other Data:
Restaurants opened during the period	-		1		2		4
Number of restaurants open (end of period):
Joe's Crab Shack	130		139		130		139
Brick House Tavern + Tap	23		21		23		21
Total restaurants	153		160		153		160
Restaurant operating weeks
Joe's Crab Shack	1,690		1,797		7,058		7,107
Brick House Tavern + Tap	299		273		1,176		1,062
Average weekly sales
Joe's Crab Shack	$44		$45		$59		$61
Brick House Tavern + Tap	$65		$65		$66		$66
Change in comparable restaurant sales
Joe's Crab Shack	(2.9%	)	(4.5%	)	(4.5%	)	(4.9%	)
Brick House Tavern + Tap	(2.8%	)	5.7%		1.0%		7.9%
Total	(2.9%	)	(3.1%	)	(3.9%	)	(3.5%	)

Reconciliation of Non-GAAP Results to GAAP Results

The Company provided detailed explanation of this non-GAAP financial measure, including a discussion of the usefulness and purpose of the measure, in its Form 8-K filed with the Securities and Exchange Commission on March 3, 2016.

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	December 28, 2015	December 29, 2014	December 28, 2015	December 29, 2014
	(In thousands, except per share data)
Loss from continuing operations - GAAP	$(19,096)	$(33,487)	$(24,849)	$(33,382)
Adjustments - continuing operations:
Transaction costs	-	-	-	510
Costs related to conversions, remodels and closures	332	-	1,954	127
Write-off of debt issuance costs and debt discount	962	-	962	2,241
Asset impairment	5,528	-	9,409	1,770
Loss (gain) on insurance settlements	-	-	428	(89)
Income tax effect of adjustments above	(2,626)	-	(4,975)	(1,796)
Deferred tax asset valuation allowance	7,450	25,632	12,807	25,632
Adjusted loss from continuing operations - non-GAAP	$(7,450)	$(7,855)	$(4,264)	$(4,987)

Weighted average shares outstanding (GAAP)
Basic and diluted	25,769	25,673	25,731	25,659
Loss from continuing operations per share (GAAP)
Basic and diluted	$(0.74)	$(1.30)	$(0.97)	$(1.30)
Adjusted loss from continuing operations per share (non-GAAP)
Basic and diluted	$(0.29)	$(0.31)	$(0.17)	$(0.19)